Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Amendment No. 1 to the Registration Statement of Newborn Acquisition Inc. (the “Company”) on Form S-1, of our report dated June 25, 2019, except for Note 2 and Note 6, as of which the date is January 3, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Newborn Acquisition Inc. as of May 31, 2019 and for the period from April 12, 2019 (inception) through May 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

Beijing, China

February 4, 2020